Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is entered into as of July 15, 2009, by and between Maven Media Holdings, Inc., a Delaware corporation (the “Company”), Waste2Energy, Inc., a Delaware corporation (the “Subsidiary”), and Craig Brown (the “Executive”).

WHEREAS, the Subsidiary and Executive entered into the Employment Agreement, as of July 6, 2009 (the “Original Agreement”);

WHEREAS, the Subsidiary, and not the Company, was inadvertently included as a party to the Original Agreement;

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, upon the terms and conditions hereinafter set forth;

WHEREAS, the Company, Executive and Subsidiary wish to amend and restate the Original Agreement in its entirety, on the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby forever acknowledged, the parties, with the intent of being legally bound hereby, agree as follows:

1. Term.  The term of this Agreement shall commence on the 13th of July, 2009 (the “Effective Date”) and shall end on the date which is the first anniversary of the Effective Date unless the Executive’s employment is terminated earlier in accordance with this Agreement (the “Initial Term”); provided, however, that the term of this Agreement shall automatically be extended beyond the Initial Term for a one year  period, effective upon the  anniversary of the Effective Date (the “Renewal Term”) unless either party notifies the other by a date which is thirty (30) days prior to the expiration of the Initial Term that such party desires not to extend the Initial Term beyond the  anniversary of the Effective Date.  This Agreement shall continue for successive one year  Renewal Terms unless and until either party gives thirty (30) days notice to the other of its desire not to extend further the term of this Agreement beyond the end of the then-current Renewal Term, or this Agreement is otherwise terminated pursuant to Section 5 hereof.  The term of this Agreement, whether during the Initial Term or any Renewal Term, shall be referred to as the “Term.”

2. Position and Responsibilities.

2.1 Position.  Executive will be employed by the Company to render services to the Company in the position of Chief Financial Officer.  In that capacity, Executive shall be responsible for the Company’s long-term and short-term financial  strategy, which includes, but is not limited to overseeing the Company’s financial reporting to the Board of Directors, Executive team, operations, business activities, implementation of its budgets, and financing strategies.  The Executive shall also perform such other duties as may be consistent with Executive’s position.  The Executive shall report directly to the Chief Executive Officer of the Company.  Executive shall, in all material respects, abide by all material and written Company rules, policies, and practices as adopted or modified, from time to time, in the Company’s sole discretion; and Executive shall attempt to use his best efforts in the performance of his duties hereunder.

2.2 Other Activities. While employed by the Company, Executive shall devote  all of his time to the Company’s business utilizing his full, attention, and skill to perform his assigned duties, services, and responsibilities hereunder, and shall act at all times in the furtherance of the Company’s business and interests.  Executive shall not, during the term of this Agreement engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) which could reasonably be expected to materially interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company.  The foregoing limitations shall not prohibit Executive from making and managing his personal and family investments in such form or manner as will neither require Executive’s services in the operation or affairs of the companies or enterprises in which such investments are made nor materially interfere with the performance of the Executive’s duties hereunder.  The Company acknowledges that Executive will from time-to-time serve on the boards of corporations, advisory committees, trade organizations, philanthropic organizations or other entities.  Accordingly, the foregoing limitations shall not prohibit Executive from serving on the boards of corporations, advisory committees, trade organizations, philanthropic organizations or other entities, provided that such service does not create a material conflict of interest with the Company.

2.3 No Conflict.  Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person, or entity, including but not limited to any obligations with respect to not disclosing any proprietary or confidential information of any other person or entity.

3. Compensation and Benefits.

3.1  Base Salary.  In consideration of the services to be rendered under this Agreement, the Company shall pay Executive an initial base salary of one hundred seventy five thousand dollars ($175,000.00) per annum. (“Base Salary”), exclusive of Business Expenses as defined in Article 3.5, and in accordance with the Company’s standard payroll and expense reimbursement policies.   Base Salary shall be paid from Company’s payroll account and subject to such withholding or deductions as may be mutually agreed between the Company and Executive and as required by law. Executive’s Base Salary will be reviewed, from time to time, and may be adjusted (upward, but not downward) at the discretion of the Board.  The first such review shall be at the first anniversary date of this agreement.

3.2  Salary and reimbursable out of pocket expenses shall be paid in arrears on the 1st and 15th of each month commencing on the effective date hereof.

3.3  Cashless Warrants.  In consideration of the services to be rendered under this Agreement, the Company hereby grants Executive “cashless” warrants to purchase 400,000 shares of the Company’s Common Stock at a price of $0.67 per share vested two years from the effective date of the registration statement on Form S-1, provided the Executive is still employed by the Company on such date.   Further, the vesting of these cashless warrants shall automatically vest in the event of a sale of the company or the company’s failure to raise an aggregate of four million ($4,000,000.00) dollars.

Such Warrants shall be more fully documented in the actual Warrant agreement.  The warrants set forth in this Section 3.3 shall expire on the fifth (5th) anniversary of the Effective Date.

3.4 Additional Incentives, Bonuses and Benefits

3.1. Executive understands that there are no additional incentive, bonus or benefits plans at the Effective Date.  To the extent that the Board and the stockholders of the Company approve any additional incentive or benefits plans (the “Plans”), the Executive shall be eligible to participate in such Plans.  Vacation.  During the Term, Executive shall be entitled to vacation each year in accordance with the Company’s policies in effect from time to time, but in no event less than three (3) weeks paid vacation per calendar year.  The Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive Executives.

3.5  Business Expenses.  Throughout the term of Executive’s employment hereunder, the Company shall reimburse Executive for all reasonable and necessary travel, entertainment, promotional, and other business expenses that may be incurred by Executive in the course of performing Executive’s duties.  Authorized expenses shall be reimbursed by the Company in accordance with policies and practices adopted, from time to time, by the Company concerning expense reimbursement for Executives and shall be reimbursed upon timely presentation to the Company of an itemized expense statement with respect thereto, including substantiation of expenses incurred and such other documentation as may be required by the Company’s reimbursement policies from time to time and in accordance with US Internal Revenue Service guidelines.

3.6   Medical: Company will reimburse Executive for current coverage of his existing medical plan to a maximum of $1,200 per month until a new plan of medical coverage is secured and bound.

3.7   Temporary Living Expenses:  Company shall reimburse Executive a maximum amount of $1,000 per month to cover rent and utilities for a maximum period of one (1) year.

4. Nondisclosure of Confidential and Proprietary Information:  At all times before and after the termination of Executive’s service (for any reason by the Company or by Executive), Executive agrees to keep all Confidential or Proprietary Information in strict confidence and secrecy, and not to disclose or use the Confidential or Proprietary Information in any way outside of Executive’s assigned responsibilities for the Company. “Confidential or Proprietary Information” means any non-public information or idea (whether or not a trade secret) relating to the business of the Company that is not generally known outside the Company or not generally known in the industry or by persons engaged in businesses similar to that of the Company (including information which may be available from sources outside the Company, but not in the form, arrangement, or compilation in which it exists within the Company) that the Company considers confidential, including, but not limited to: (i) customer lists and records of current, former, and prospective customers; (ii) special needs and characteristics of current, former, or prospective customers; (iii) present or future business plans; (iv) trade secrets, proprietary, or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information; (v) marketing, financing, business development, or strategic plans; (vi) sales methods, practices, and procedures; (vii) personnel information; (viii) research and development data and projections; (ix) information or data concerning the Company’s competitive position in its various lines of business; (x) existing, new, or envisioned products, programs, services, methods, techniques, processes, projects, or systems; and (xi) sales, pricing, billing, costs, and other financial data and projections.  All documents containing this information will be considered Confidential or Proprietary Information whether or not marked with any proprietary or confidential notice or legend.  Notwithstanding the foregoing, nothing herein shall prohibit the Executive from disclosing any information:  (1) in connection with performance of his duties hereunder as he deems in good faith to be necessary or desirable; or (2) if compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter.  In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data, he shall promptly notify the Company.

5. Termination; Rights and Obligations on Termination. The Executive’s employment under this Agreement may be terminated in any one of the followings ways:

(a) Death:  The death of Executive shall immediately and automatically terminate the Executive’s employment under this Agreement.  If Executive dies while employed by the Company, any unvested equity compensation granted to Executive under the Plan shall immediately vest and any vested warrants may be exercised on or before the earlier of (i) the warrant’s expiration date or (ii) twelve months after the Executive’s death.  Any warrant that remains unexercised after this period shall be forfeited.  Upon the Executive’s death, the Executive’s legal representative shall receive:  (1) any compensation earned but not yet paid, including and without limitation, any bonus if declared or earned but not yet paid for a completed fiscal year, any amount of Base Salary earned but unpaid, any accrued vacation pay payable pursuant to the Company’s policies, and any unreimbursed business expenses, which shall promptly be paid in a lump sum, and (2) any other amounts or benefits owing to Executive under any then applicable employee benefit plans, long term incentive plans or equity plans and programs of Company which shall be paid or treated in accordance with the terms of such plans and programs shall be collectively referred to as, the "Accrued Amounts"). which amounts shall be promptly paid in a lump sum  Other than the benefits described above, no further compensation or benefits shall be due or owing upon the Executive’s death.

(b) Cause: The Company may terminate this Agreement immediately upon written notice to Executive for “Cause,” which shall mean: (i) the Executive’s willful, material, and irreparable breach of this Agreement; (ii) Executive’s willful misconduct in the performance of any of his material duties and responsibilities hereunder that has a material adverse effect on the Company; (iii) Executive’s intentional and continued non-performance (other than by reason of disability or incapacity) of any of the Executive’s material duties and responsibilities hereunder or of any reasonable, lawful instructions from the Board, which continues for ten (10) days after receipt by Executive of written notice from the Company; (iv) Executive’s material and willful dishonesty or fraud with regard to the Company (other than good faith expense account disputes) that has a material adverse effect on the Company (whether to the business or reputation of the Company; or (v) Executive’s conviction of a felony (other than as a result of vicarious liability or a traffic related offense).  For purposes of this paragraph, no act, or failure to act, on Executive’s part shall be considered “willful” unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.  In the event of the Executive’s termination of employment by the Company for Cause, the Executive shall receive only the Accrued Amounts.

Notwithstanding the foregoing, following the Executive’s receipt of written notice from the Company of any of the events described in subsections (i) through (iv) above, the Executive shall have ten (10) days in which to cure the alleged conduct (if curable).

(c) Without Cause: At any time after Executive’s commencement of employment, the Company may, without Cause, terminate the Executive’s employment, effective thirty (30) days after written notice is provided to Executive.  In the event Executive is terminated by the Company without Cause, Executive shall receive from the Company within ten (10) days after such termination, in a lump sum payment, an amount equal to the sum of the Base Salary and bonus, if any, that would have been paid to Executive through the end of the then remaining Term if the Executive had not been terminated plus one year of base salary and continuation of medical benefits for nine months.  Additionally, if Executive is terminated by the Company without Cause, any unvested equity compensation granted to Executive under the Plan shall immediately vest and any vested warrants may be exercised on or before the earlier of:  (i) the warrant’s expiration date or (ii) twelve months after the Executive’s termination. Any warrant that remains unexercised after this period shall be forfeited.

(d)  Resignation for Good Reason: At any time after Executive’s commencement of employment, the Executive may resign for Good Reason (as defined below) effective thirty (30) days after written notice is provided to the Company.  Upon the Executive’s termination of employment for Good Reason, the Executive shall be entitled to all payments and benefits as if his employment was terminated by the Company without Cause as provided in subsection (c) above.  For purposes of this Agreement, Good Reason means: (i) any adverse change in the Executive’s position, title or reporting relationship or a material diminution of his then duties, responsibilities or authority or the assignment to Executive of duties or responsibilities that are inconsistent with the Executive’s then position; (ii) the failure by the Company to continue in effect any material compensation or benefit plan or arrangement in which Executive participates unless an equitable and substantially comparable arrangement (embodied in a substitute or alternative plan) has been made with respect to such plan or arrangement, or the failure by the Company to continue Executive’s participation therein (or in such substitute or alternative plan or arrangement) on a basis not less favorable, both in terms of the amount of benefits provided and the level of participation relative to other participants, as existed at the time of the Executive’s termination of employment; (iii) any material breach of this Agreement (or any other written agreement entered into between the Executive and the Company) by the Company; or (iv) failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to Executive upon the assignee becoming such, the obligations of the Company hereunder.

(d) Disability

(e) : If as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from Executive’s duties hereunder for sixty (60) days  , then thirty (30) days after receiving written notice (which notice may occur before or after the end of such sixty (60) day period, but which shall not be effective earlier than the last day of such  period, the Company may terminate Executive’s employment hereunder provided Executive is unable to substantially perform his duties hereunder at the conclusion of such notice period (a “Disability”), as determined by a physician mutually selected by the parties hereto.  In the event the Executive’s employment is terminated as a result of Disability, Executive shall receive from the Company, in a lump-sum payment due within thirty (30) days of the effective date of termination, an amount equal to the sum of the Base Salary that would have been paid to Executive for six months if the Executive was not disabled and assuming that Executive would have received no further increases in his Base Salary after his termination.  Additionally, if Executive is terminated due to a Disability, any unvested equity compensation granted to Executive under the cashless warrants shall immediately vest and may be exercised on or before the earlier of: (i) the warrant’s expiration date or (ii) twelve months after the Executive’s termination due to the Disability.  Any warrant that remains unexercised after this period shall be forfeited.  Other than the benefits described above, no further compensation or benefits shall be due or owing upon the Executive’s termination

Notwithstanding the foregoing, following the Company’s receipt of written notice from the Executive of any of the events described in subsections (i) through (iv) above, the Company shall have ten (10) days in which to cure the alleged conduct (if curable).

(e)   Resignation without Good Reason or Retirement by Executive. The Executive may resign without Good Reason or retire upon thirty (30) days’ written notice, and upon such termination of employment, he shall receive the Accrued Amounts.

(f)    Liquidity Event. The provisions of this Section 5(f) set forth certain terms reached between the Executive and the Company regarding the Executive's rights and obligations upon the occurrence of a Liquidity Event. These provisions are intended to assure and encourage in advance the Executive's continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event.

 (i)  Definition A "Liquidity Event" shall be deemed to have occurred upon the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially. all of the assets of the Company. However, in no event shall this include any sale if Executive is not required to move further than fifty miles from the existing office, Executives direct reporting is not affected, no material change has been made to Executives job description or the Company raises further capital in the form of Public or Private financings for itself, its affiliates and or subsidiaries which requires a merger or dilution with a related party.

 (ii) Gross-Up Payment.  This Gross –Up payment will have affect only in the case of a liquidity event. and the event it shall be determined that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Severance Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments, any Federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this Section, and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments.

(g)   Superseding Agreement.  This Agreement shall be terminated immediately and automatically if the parties enter into another employment agreement which supersedes this Agreement.  In the event the parties enter into a superseding agreement, no severance pay or other compensation shall be due to Executive with respect to the termination of this Agreement.

6. Use and Return of Company Property.  Executive acknowledges the Company’s proprietary rights and interests in its tangible and intangible property.  Accordingly, Executive agrees that upon termination of Executive’s employment with the Company, for any reason, and at any time, Executive shall deliver to the Company all Company property, including: (a) all documents, contracts, writings, disks, diskettes, computer files or programs, computer-generated materials, information, documentation, or data stored in any medium, recordings and drawings pertaining to trade secrets, proprietary or confidential information, or other inventions and works of the Company; (b) all records, designs, plans, sketches, specifications, patents, business plans, financial statements, accountings, flow charts, manuals, notebooks, memoranda, lists, and other property delivered to or compiled by Executive, by or on behalf of the Company or any of its representatives, vendors, or customers which pertain to the business of the Company, all of which shall be and remain the property of the Company, and shall be subject, at all times, to its discretion and control; (c) all equipment, devices, products, and tangible property entrusted to Executive by the Company; and (d) all correspondence, reports, records, notes, charts, advertisement materials, and other similar data pertaining to the business, activities, or future plans of the Company, in the possession or control of Executive, shall be delivered promptly to the Company without request by it.  Executive shall certify to the Company, in writing, within five (5) days of any request by the Company that all such materials have been returned to the Company. Notwithstanding the foregoing, the Executive may retain his rolodex and similar address and telephone directories (whether in writing or electronic format).

6.1 Non-competition. At all times while the Executive is employed by the Company and for a period of: (i) one (1) year after any termination of the Executive’s employment for Cause or the Executive’s termination of his employment without Good Reason; (ii) the lesser of one (1) year or the remainder of the Term after any termination of the Executive’s employment by the Company without Cause or the Executive’s termination for Good Reason; and (iii) one (1) year following the non-renewal of this Agreement or any termination pursuant to Section 5, the Executive shall not, directly or indirectly, engage in or have any interest in any person (whether as an Executive, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) competes with the Company’s Business (as defined below); provided that such provision shall not apply to the Executive’s ownership of securities of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such issuer.  For purposes of this Section 6.1, the term “Business” shall mean the Business and any other business in which the Company is engaged prior to the delivery of a notice of termination by the Company or the Executive hereunder and which business the Company is engaged at the date of termination of the Executive’s employment.

6.2 Non-Solicitation. At all times while the Executive is employed by the Company and for a period of: (i) one (1) year after any termination of the Executive’s employment for Cause or the Executive’s termination of his employment without Good Reason; (ii) the lesser of one (1) year or the remainder of the Term after any termination of the Executive’s employment by the Company without Cause or the Executive’s termination for Good Reason; and (iii) one (1) year following the non-renewal of this Agreement or any termination pursuant to Section 5, the Executive shall not, directly or indirectly, for himself or for any other person (a) employ or attempt to employ or enter into any contractual arrangement with any Executive unless the former Executive was no longer employed by Company for a period of twenty four (24) months, or (b) call on or solicit any of the actual or targeted prospective customers or suppliers of the Company on behalf of any person in connection with any business that competes with the Business of the Company nor shall the Executive make known the names and addresses of such customers or suppliers or any information relating in any manner to the Company’s trade or business relationships with such customers or suppliers, other than in connection with the performance of Executive’s duties under this Agreement.

6.3 Inventions Retained and Licensed.  Executive represents and warrants that Executive has disclosed to the Company all inventions, original works of authorship, developments, improvements, and trade secrets which were conceived of, reduced to practice, created or otherwise developed prior to Executive’s employment with the Company which belong to Executive, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder.  If in the course of Executive’s employment with the Company, Executive incorporates into a Company product, service or process any of the foregoing, Executive hereby grants to the Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell same as part of or in connection with such product, process or machine.

6.4 Work Product.  Executive agrees that, during his employment with the Company:

(a)           Executive will disclose promptly and fully to the Company all works of authorship, ideas, inventions, discoveries, improvements, designs, processes, formulae, software, or any improvements, enhancements, or documentation of or to the same that Executive makes, works on, conceives, or reduces to practice, individually or jointly with others, in the course of Executive’s employment by the Company or with the use of the Company’s time, materials or facilities, in any way related or pertaining to or connected with the present or anticipated business, development, work or research of the Company or which results from or is suggested by any work Executive may do for the Company and whether produced during normal business hours or on personal time (collectively the “Work Product”) (b)All Work Product of Executive shall be deemed, as applicable, to be a “work made for hire” within the meaning of §101 of the Copyright Act.  All intellectual property rights, including patent, trademark, trade secret and copyright rights, in and to the Work Product are and shall be the sole property of the Company.  To the extent that the Work Product is deemed not to be “work made for hire,” this Agreement shall constitute an irrevocable assignment by the Executive to the Company of all right, title and interest in and to all intellectual property rights in and to the Work Product.  Any and all rights of whatever kind and nature, now or hereafter, to make, use, sell, license, distribute or otherwise transfer and reproduce such Work Product in any and all media throughout the world, are and shall be the sole property of the Company.  Executive hereby agrees to assist the Company in any manner as shall be reasonably requested by the Company to protect the Company’s interest in such intellectual property rights and to execute and deliver such legal instruments or documents as the Company shall request in order for the Company to obtain protection of the Work Product throughout the world, including but not limited to, declarations of inventorship, powers of attorney and assignment documents. Likewise, Executive hereby agrees to assist the Company by executing such other documents and instruments which the Company deems necessary to enable it to evidence, perfect and protect its rights, title and interest in and to the Work Product.  Executive further agrees that Executive’s obligation to execute or cause to be executed any such instrument or document shall continue after Executive’s cessation of employment with the Company, regardless of reason for cessation of employment.  If the Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations assigned to the Company in accordance herewith, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.  Executive will at any time, including after termination of Executive’s employment with the Company, upon request, communicate to the Company, its successors, assigns, or other legal representatives, such facts relating to the Work Product as may be known to Executive, and to testify, at the Company’s expense, as to the same in any interference or other legal proceeding.

(b)           Executive shall make and maintain adequate and current written records and evidence of all Work Product, including drawings, work papers, graphs, computer code, documentation, records and any other document which shall be and remain the property of the Company, and which shall be surrendered to the Company upon request and upon the cessation of Executive’s employment with the Company, regardless of the reason for such cessation.

(c)           Executive hereby waives, and further agrees not to assert, any moral rights in or to the Work Product, including, but not limited to, rights to attribution and identification of authorship, rights to approval of modifications or limitations on subsequent modifications, and rights to restrict, cause or suppress publication or distribution of the Work Product.

6.5 Reasonable Restrictions.  Executive hereby acknowledges and agrees that the limits on his ability to engage in activities that are competitive with the Company, as defined above, are warranted in order to protect the Company’s trade secrets and Confidential or Proprietary Information, and further, are warranted to protect the Company in developing and maintaining its reputation, goodwill, and status in the marketplace.  Executive specifically agrees that the time period and nature of the restrictions set forth in Sections 6.1 and 6.2 are reasonable and necessary to protect the Company’s legitimate business interests and do not impose any limitations greater than those necessary to protect those interests.

6.6  Remedies.  Executive hereby acknowledges and agrees that the services Executive has rendered and will continue to render to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, and further acknowledges and agrees that the loss of those services to a direct competitor or the direct competition by Executive against the Company cannot be reasonably or adequately compensated for by damages in an action at law.  Executive further acknowledges and agrees that any material breach by Executive of any provision of Sections 4 or 6 of this Agreement shall cause irreparable harm to the Company, which harm cannot be reasonably or adequately compensated for by damages in an action at law.  Accordingly, without prejudice to the rights and remedies otherwise available to the Company, Executive agrees that, in addition to any other right or remedy the Company may have, upon adequate proof of a material breach the Company shall be entitled to a temporary restraining order and to a preliminary and permanent injunction enjoining or restraining the breach of this Agreement by Executive, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security.  Executive acknowledges and agrees that the preceding remedies shall be in addition to any and all other rights available to the Company at law or in equity.  The failure of the Company to promptly institute legal action upon any breach of this Agreement shall not constitute a waiver of that or any other breach hereof.

7. Indemnification; Insurance.

7.1 Indemnification of Executive

. Except as otherwise provided by applicable law, while the Executive is employed by the Company and thereafter while potential liability exists (but in no event less than five (5) years after termination), in the event Executive is made a party to any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by the Company against Executive), by reason of the fact that Executive is or was performing services under this Agreement, then the Company shall indemnify Executive to the fullest extent permitted by applicable law against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith.  In the event that both Executive and the Company are made a party to the same third party action, complaint, suit, or proceeding, the Company will engage competent legal representation, and Executive will use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, then the Company may engage separate counsel on Executive’s behalf, and subject to the provisions of this Section 7, the Company will pay all attorneys’ fees of such separate counsel.

7.2 Indemnification of Company.  Executive assumes full responsibility for any material acts he makes in his personal capacity from any liability associated with such acts.

7.3 Insurance Provided by Company

. The Company shall maintain in effect at all times a directors and officers liability insurance policy covering all directors and officers of the Company, including Executive, which insurance policy shall provide adequate insurance coverage for each of such persons, as shall be approved by the Board.  The Executive shall be entitled to such coverage while employed and thereafter while potential liability exists.

8. Assignment; Binding Effect.  Executive shall have no right to assign this Agreement to another party other than by will or by the laws of descent and distribution.  This Agreement may be assigned or transferred by the Company only to an acquirer of all or substantially all of the assets of the Company provided such acquirer promptly assumes all of the obligations hereunder of the Company in writing delivered to the Executive and otherwise complies with the provisions hereof with regard to such assumption.  Nothing in this Agreement shall prevent the consolidation, merger, or sale of the Company or a sale of any or all or substantially all of its assets.  Subject to the foregoing restriction on assignment by Executive, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns.

9. Additional Provisions.

9.1 Damages.  Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.  In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys’ fees of the other.

9.2 Amendments; Waivers; Remedies. This Agreement may not be amended, and no provision of this Agreement may be waived, except by a writing signed by Executive and by a duly authorized representative of the Company. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.  Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches.  All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

9.3 Notices.  Any notice under this Agreement must be in writing and addressed to the Company or to Executive at the corresponding address below.  Notices under this Agreement shall be effective upon: (a) hand delivery, when personally delivered; (b) written verification of receipt, when delivered by overnight courier or certified or registered mail; or (c) acknowledgment of receipt of electronic transmission, when delivered via electronic mail or facsimile.  Executive shall be obligated to notify the Company, in writing, of any change in Executive’s address.  Notice of change of address shall be effective only when done in accordance with this Section 9.3.

Company’s Notice Address:	Waste2Energy, Inc. 1 Chick Springs Road Greenville, SC Attn.: Peter Bohan Telephone: 646-723-4000 Facsimile: 646-723-4001 Email: pbohan@waste2energy.com
Executive’s Notice Address:	3038 Willowstone Drive Duluth, GA 30096 Telephone: 678 417 6151 Email: craigbrown1205@gmail.com

9.4 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.  In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

9.5 Taxes.  All amounts paid under this Agreement (including, without limitation, Base Salary) shall be reduced by all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

9.6 Governing Law.  The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles that would cause the laws of another jurisdiction to apply.

9.7 Venue.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York, for the purposes of any suit, action, or other proceeding arising out of this Agreement or any transaction contemplated hereby.

9.8 Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect, in any manner, the meaning or interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular.

9.9 Survival.  Sections 4, 6.1, 6.2, 6.3, 6.4 and any other provision in this Agreement that requires performance by Executive following termination of Executive’s employment hereunder shall survive any termination of this Agreement.

9.10 Counterparts.  This Agreement may be executed in several counterparts (including by means of telecopied signature pages), each of which shall be deemed an original but all of which shall constitute one and the same instrument.

9.11 Authority.  Each party represents and warrants that such party has the right, power, and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

9.12 Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, that at the request of the Company, Executive shall execute such additional instruments and take such additional acts as the Company may deem necessary to effectuate this Agreement.

9.13 Entire Agreement. This Agreement is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications, and agreements, whether written or oral, between the parties relating to the subject matter hereof and all past courses of dealing or industry custom.  No oral statements or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated herein by amendment, as provided herein (such amendment to become effective on the date stipulated therein).

9.14 Executive Acknowledgment. Executive acknowledges that, before signing this Agreement, Executive was advised of his right to consult with an attorney of his choice to review this Agreement and that Executive had sufficient opportunity to have an attorney review the provisions of this Agreement and negotiate its terms. Executive further acknowledges that Executive had a full and adequate opportunity to review this Agreement before signing it; that Executive carefully read and fully understood all the provisions of this Agreement before signing it, including the rights and obligations of the parties; and that Executive has entered into this Agreement knowingly and voluntarily.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

Maven Media Holdings, Inc.

By:	/s/ Peter Bohan
Name: Peter Bohan
Title: President and Chief Operating Officer

SUBSIDIARY:

Waste2Energy, Inc.

By:	/s/ Peter Bohan
Name: Peter Bohan
Title: President and Chief Operating Officer

Executive

By:	/s/ Craig Brown
Craig Brown